Exhibit 99.1

ATP Announces Second Quarter 2011 Results

HOUSTON--(BUSINESS WIRE)--August 8, 2011--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced second quarter 2011 results.

Results of Operations

Revenues from oil and gas production were $172.9 million for the second quarter 2011, compared to $101.1 million for the second quarter 2010. Increased revenues from production were attributable to higher production volumes and higher oil prices. Oil and gas production for the second quarter 2011 was 2.1 MMBoe (23.6 MBoe/d) compared to 1.9 MMBoe (21.3 MBoe/d) for the second quarter 2010, an 11% increase. Average prices were up 68% over the same period a year ago. Oil represented 68% of total production for the second quarter 2011, compared to 48% of total production for the second quarter 2010.

ATP recorded a net loss attributable to common shareholders of $56.9 million or $(1.11) per basic and diluted share for the second quarter 2011, compared to $82.9 million or $(1.63) per basic and diluted share for the same 2010 period. The net loss attributable to common shareholders for the second quarter of 2011 was impacted by several items analysts often exclude from their published estimates. Those items include impairment expense of $45.7 million, workover expenses of $17.3 million and $1.2 million of drilling interruption costs associated with the Gulf of Mexico moratorium. Also, the items include $45.1 million related to the unrealized derivative income for the quarter. As a result of production increases and higher oil prices, ATP reduced its estimate of the time required to repay a dollar-denominated Override at Gomez. This change in estimate resulted in our recognizing $21.9 million in incremental interest expense related to this Override in the second quarter of 2011 compared to the first quarter of 2011.

The impairment expense of $45.7 million during the second quarter of 2011 related primarily to South Timbalier (“ST”) Block 77 (acquired in 2005), due to ATP’s decision not to move forward with a capital expenditure on this property in the second half of 2011. The workover expense is related to the Gomez MC 711 #5 well, which was placed back on production late in the second quarter.

Capital Resources and Liquidity

In the second quarter 2011, ATP conveyed dollar-denominated Overrides and NPI’s in the Gomez Hub and the Telemark Hub for net proceeds of $70.3 million. These Overrides and NPI’s obligate ATP to deliver a percentage of the proceeds from the future sale of hydrocarbons in the specified proved properties until the purchasers achieve a specified return.

In June 2011 ATP closed a perpetual preferred equity offering that provided net proceeds of $123.3 million, net of discount, related option contract costs and issuance costs. Shares of the preferred are convertible into common shares at $22.20 per share.

During July 2011, ATP entered into a crude oil prepaid swap transaction for 274,500 barrels at a net price of $111.84 per barrel. ATP received $30.7 million at closing. A schedule summarizing ATP’s outstanding oil and gas derivatives can be found near the end of this press release.

ATP incurred $220.5 million of capital expenditures ($209 million, excluding capitalized interest) on oil and gas properties during the first half of 2011, of which $34.8 million was funded through vendor deferral and net profit interest programs. These capital expenditures were predominantly related to the Gomez and Telemark Hubs, and the Octabuoy production platform. In the remainder of 2011, ATP anticipates incurring $250 million to $300 million in total capital expenditures, excluding capitalized interest, of which $150 million to $200 million will be contributed by vendors through existing NPI programs or deferral programs.

ATP had unrestricted cash of $185.9 million and restricted cash of $47.4 million at June 30, 2011.

ATP's selected financial data schedule below contains additional information on the company’s activities for the second quarter 2011 and comparable period in 2010.

Selected Financial Data	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2011	2010	2011	2010

Production
Natural gas (MMcf)	4,095	6,014	8,544	9,765
Gulf of Mexico	3,589	5,107	7,402	7,885
North Sea	506	907	1,142	1,880
Oil and condensate (MBbls)	1,461	934	3,061	1,806
Gulf of Mexico	1,460	932	3,059	1,801
North Sea	1	2	2	5
Natural gas, oil and condensate
MMcfe	12,863	11,622	26,911	20,605
Boe	2,144	1,937	4,485	3,434

Average Prices
Natural gas (per Mcf)	$5.30	$4.61	$5.10	$4.88
Gulf of Mexico	4.81	4.47	4.55	4.74
North Sea	8.79	5.41	8.67	5.50
Oil and condensate (per Bbl)	103.48	70.12	96.64	70.86

Natural gas, oil and condensate
Per Mcfe	$13.44	$8.02	$12.61	$8.52
Per Boe	80.64	48.12	75.66	51.12

Deferred Revenue Recognized ($000's)
Natural gas	$-	$-	$-	$1,517
Oil and condensate	-	7,864	-	16,967
Total	-	7,864	-	18,484

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$(8)	$3,208	$598	$3,990
Unrealized	2,944	(12,914)	(692)	(729)
Oil and condensate contracts
Realized or settled during the period	(9,140)	(2,588)	(17,152)	(5,439)
Unrealized	42,122	36,223	2,902	29,642
Total	35,918	23,929	(14,344)	27,464

Second Quarter 2011 Conference Call

ATP Oil & Gas Corporation (NASDAQ:ATPG) will host a conference call on Tuesday, August 9th at 10:30 am CDT to discuss the company’s second quarter results followed by a Q&A session.

2nd Quarter Results Conference Call
Date: Tuesday, August 9, 2011
Time: 11:30 am EDT; 10:30 am CDT; 9:30 am MDT and 8:30 am PDT

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial 877-591-4951. A digital replay of the conference call will be available at 888-203-1112, ID# 7259443, for a period of 24 hours beginning at 1:30 pm CDT.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company focused in the Gulf of Mexico, Mediterranean Sea and North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting its business. While ATP does not file reports with the SEC containing probable and possible reserve quantities, ATP occasionally will include them in presentations and discuss such reserves publicly. ATP and its independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. Any estimates of reserves in this news release have been prepared by our independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in the company's SEC filings.

CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$185,860	$154,695
Restricted cash	37,448	30,270
Accounts receivable (net of allowance of $225 and $225, respectively)	70,782	92,737
Deferred tax asset	3,390	8,191
Derivative asset	206	1,688
Other current assets	9,677	26,408
Total current assets	307,363	313,989

Oil and gas properties (using the successful efforts method of accounting):
Proved properties	4,513,526	4,291,440
Unproved properties	23,003	20,402
	4,536,529	4,311,842
Less accumulated depletion, depreciation, impairment and amortization	(1,612,753)	(1,407,206)
Oil and gas properties, net	2,923,776	2,904,636

Restricted cash	10,000	10,000
Deferred financing costs, net	45,460	48,353
Other assets, net	13,093	13,124
Total assets	$3,299,692	$3,290,102

Liabilities and Equity
Current liabilities:
Accounts payable and accruals	$236,710	$230,703
Current maturities of long-term debt	27,727	21,625
Asset retirement obligation	47,897	43,386
Deferred tax liability	143	-
Derivative liability	25,176	37,893
Current maturities of other long-term obligations	113,364	86,521
Total current liabilities	451,017	420,128

Long-term debt	1,946,586	1,857,784
Other long-term obligations	438,207	472,500
Asset retirement obligation	114,649	123,472
Deferred tax liability	7,107	16,956
Derivative liability	17,445	6,425
Total liabilities	2,975,011	2,897,265

Temporary equity-redeemable noncontrolling interest	115,405	140,851
Temporary equity-convertible preferred stock, $0.001 par value	68,174	-

Shareholders' equity:
Convertible preferred stock, $0.001 par value	224,583	140,000
Common stock, $0.001 par value	52	51
Additional paid-in capital	538,778	570,739
Accumulated deficit	(527,721)	(356,866)
Accumulated other comprehensive loss	(93,679)	(101,027)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	141,102	251,986
Total liabilities and equity	$3,299,692	$3,290,102

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Oil and gas production revenues	$172,883	$101,099	$339,383	$194,128

Costs, operating expenses and other:
Lease operating	41,640	32,295	74,047	61,930
Exploration	1,000	9	1,000	721
General and administrative	10,166	8,060	19,902	18,623
Depreciation, depletion and amortization	74,318	60,115	153,638	96,116
Impairment of oil and gas properties	45,704	3,853	45,704	12,090
Accretion of asset retirement obligation	3,771	3,463	7,435	6,853
Drilling interruption costs	1,193	8,714	19,691	8,714
Loss on abandonment	114	50	1,383	201
Gain on exchange/disposal of properties	-	(46)	-	(12,020)
	177,906	116,513	322,800	193,228
Income (loss) from operations	(5,023)	(15,414)	16,583	900

Other income (expense):
Interest income	59	154	116	298
Interest expense, net	(97,043)	(64,645)	(172,528)	(76,864)
Derivative income (expense)	35,918	23,929	(14,344)	27,464
Gain (loss) on debt extinguishment	1,091	(78,171)	1,091	(78,171)
	(59,975)	(118,733)	(185,665)	(127,273)

Loss before income taxes	(64,998)	(134,147)	(169,082)	(126,373)
Income tax benefit (expense):
Current	-	326	-	(227)
Deferred	14,494	57,473	5,352	56,621
Total	14,494	57,799	5,352	56,394

Net loss	(50,504)	(76,348)	(163,730)	(69,979)
Less income attributable to the redeemable noncontrolling interest	(3,562)	(3,771)	(7,125)	(8,226)
Less convertible preferred stock dividends	(2,786)	(2,800)	(5,544)	(5,600)
Net loss attributable to common shareholders	$(56,852)	$(82,919)	$(176,399)	$(83,805)

Net loss per share attributable to common shareholders:
Basic	$(1.11)	$(1.63)	$(3.46)	$(1.66)
Diluted	$(1.11)	$(1.63)	$(3.46)	$(1.66)

Weighted average number of common shares:
Basic	51,048	50,767	51,034	50,609
Diluted	51,048	50,767	51,034	50,609

CONSOLIDATED CASH FLOW DATA
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(163,730)	$(69,979)
Adjustments to operating activities	227,153	37,417
Changes in assets and liabilities	(21,134)	14,773
Net cash provided by (used in) operating activities	42,289	(17,789)

Cash flows from investing activities:
Additions to oil and gas properties	(169,180)	(377,329)
Proceeds from disposal of assets	-	2,053
Increase in restricted cash	(7,178)	(2,436)
Net cash used in investing activities	(176,358)	(377,712)

Cash flows from financing activities:
Proceeds from senior second lien notes, net of discount	-	1,492,965
Proceeds from first lien term loans	59,400	147,000
Proceeds from term loan facility -ATP Titan assets	45,000	-
Proceeds from term loans	-	46,000
Payments of term loans	(12,047)	(1,262,610)
Deferred financing costs	(3,035)	(52,613)
Proceeds from other long-term obligations	70,327	171,136
Payments of other long-term obligations	(89,181)	(39,605)
Distributions to noncontrolling interest	(7,126)	(7,125)
Proceeds from preferred stock, net of costs	149,767	-
Purchase of capped-call options on ATP common stock	(26,500)	-
Preferred stock dividends	(5,544)	(5,656)
Other financings, net	(16,954)	-
Exercise of stock options/warrants	189	3,547
Net cash provided by financing activities	164,296	493,039

Effect of exchange rate changes on cash and cash equivalents	938	(567)

Increase in cash and cash equivalents	31,165	96,971
Cash and cash equivalents, beginning of period	154,695	108,961

Cash and cash equivalents, end of period	$185,860	$205,932

Other Long-term Obligations
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Net profits interests	$325,015	$331,776
Dollar-denominated overriding royalty interests	54,725	52,825
Gomez pipeline obligation	74,104	73,868
Vendor deferrals – Gulf of Mexico	6,942	7,096
Vendor deferrals – North Sea	88,203	90,874
Other	2,582	2,582
Total	551,571	559,021
Less current maturities	(113,364)	(86,521)
Other long-term obligations	$438,207	$472,500

Cash Payments Related to Other Long-term Obligations
(In Thousands)
(Unaudited)

	Three Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2011	2011
Net profits interests	$54,587	$73,154
Dollar-denominated overriding royalty interests	42,701	72,103
Gomez pipeline financing	6,089	10,592
Vendor deferrals	7,497	17,438
Total payments	$110,874	$173,287	(1)

(1)	Includes principal of $89,181 and interest of $84,106. The weighted average effective interest rate on our other long-term obligations was 17.9% as of June 30, 2011.

Derivatives Schedule
(Unaudited)

	2011			2012					2013
	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY	1Q	FY
Gulf of Mexico
Natural Gas Swaps
Volumes (MMMBtu)	1,380	1,380	2,760	1,365	-	-	-	1,365
Price ($/MMBtu)	$4.64	$4.64	$4.64	$4.64	$-	$-	$-	$4.64

Natural Gas Calls
Volumes (MMMBtu)	920	920	1,840	910	910	920	920	3,660
Price ($/MMBtu)	$4.70	$5.10	$4.91	$5.30	$5.30	$5.30	$5.50	$5.35

Crude Oil Swaps
Volumes (MBbls)	797	943	1,740	865	842	805	782	3,294	90	90
Price ($/Bbl)	$93.49	$93.41	$93.45	$91.00	$91.58	$90.42	$89.79	$90.72	$90.40	$90.40

Crude Oil Reparticipation Calls
Volumes (MBbls)	184	184	368
Price ($/Bbl)	$110.00	$110.00	$110.00

North Sea
Natural Gas Swaps
Volumes (MMMBtu)	460	460	920	455	455	460	276	1,646
Price ($/MMBtu)(1)	$8.20	$9.73	$8.96	$9.73	$8.46	$8.46	$9.59	$9.00

The above are ATP's financial and physical commodity contracts outstanding as of August 8, 2011. Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes currency translation rate of 1.64 USD per GBP which approximates the rate as of August 8, 2011

CONTACT:
ATP Oil & Gas Corporation, Houston
T. Paul Bulmahn, 713-622-3311
Chairman and CEO
or
Albert L. Reese Jr., 713-622-3311
Chief Financial Officer
www.atpog.com